Exhibit 99

Thursday 15 January 2009

For immediate release

The Carphone Warehouse Group PLC

Interim Management Statement

Divisional revenues in line with market expectations

Strategic goals for the year to March 2010

The Carphone Warehouse announces its third quarter trading update for the thirteen weeks to 27 December 2008.

Best Buy Europe

•                  Revenues up 13% to £1,010m

•                  Like-for-like revenues up 6.5%

•                  UK like-for-like revenues up 8.3%

•                  Connections up 3% to 3.7m

•                  Subscription connections up 3% to 1.3m

•                  Continued strong performance from Best Buy Mobile in the U.S.

TalkTalk Group

•                  Revenues down 2% to £347m

•                  36,000 broadband net adds

•                  78% of base now on-net with a further 91,000 customers unbundled

•                  Broadband ARPU up 5% year-on-year to £23.13

Strategic goals for the year to March 2010

•                  Opening of first Best Buy big box stores in the UK

•                  Profitable broadband market share growth

•                  Efficiency review to deliver significant opex and capex savings in Best Buy Europe

•                  Generation of £150m of operating free cash flow* across Best Buy Europe and TalkTalk Group, pre big box investment

•                  Continued progress on structural review

•                  Review of financial disclosure

* Operating free cash flow is defined as EBITDA adjusted for working capital movements, less capex and subscriber acquisition costs

Charles Dunstone, Chief Executive Officer, said:

“I regard these figures as a very creditable performance in an extremely challenging environment.  We have grown our retail market share, thanks to great products, competitive pricing and an excellent effort by our people.  Our broadband business continues to make good progress, with churn falling and ARPUs rising.  The ever-improving quality of the service, combined with its clear value proposition, positions the business well for the year ahead.

“Whilst we have always demonstrated our commitment to managing the business for longer term value creation, we recognise that in the current climate there is a balance to be struck between these strategic aspirations and the shorter term protection of our cash resources and a focus on costs and efficiency.  We are today therefore outlining our key strategic priorities for the next 15 months, which will aim to combine improved clarity for shareholders with disciplined cost control and strong cash generation, while continuing to sow the seeds of future growth.

“We expect to achieve headline earnings per share of 12-13p this year, in line with recent market forecasts. Our goal for the following year is to achieve a similar level of earnings after P&L investment in the big box launch, but with a significant level of free cash generation.”

Best Buy Europe

Total Best Buy Europe revenues were up 13% to £1,010m (2007: £894m).    On a constant currency basis, revenues were up 3%.  Like-for-like retail revenue growth was 6.5% or —1.0% on a constant currency basis. In the UK, like-for-like revenue growth was 8.3%.

Mobile connections were up 3% to 3.7m.  Our performance reflects continued strong market share gains in a declining handset market.  This was particularly true in the UK pre-pay market where we achieved a record market share of over 30% over the Christmas period.  Subscription connections were up 3% to 1.3m, the slowdown from the first half reflecting a weak market for mid-tier handsets.  High tier subscription connections and mobile broadband sales continued to be strong.

Like-for-like retail gross profit was up 3.8%, or down 3.7% on a constant currency basis.  As in previous quarters, the lower gross margin per connection has been driven by a deliberately aggressive trading stance to grow market share, and by the increasing diversification of our product range.  We expect full year gross margin for Best Buy Europe to be down 150 basis points.

During the quarter we opened the first of our new Carphone Warehouse store formats, showcasing a much wider range of laptops and other connected devices alongside the core mobile phone proposition.  The response from customers has been very encouraging and we will continue to introduce this format to new and existing stores through 2009.

In the US, Best Buy Mobile has continued its very strong progress and is set to become a major contributor to the profitability of Best Buy Europe in the future.

TalkTalk Group

TalkTalk Group revenues were down 2% to £347m (2007: £355m).  Residential revenues fell 2% to £275m, reflecting the decline in the non-broadband base, offset in part by rising broadband ARPU and customer numbers.

The broadband base was 2.7m at the end of December 2008, with 36,000 net adds during the quarter.  The TalkTalk base continued its good momentum, adding 73,000 customers over the last three months, while the AOL Broadband base continued its expected decline, with 37,000 net disconnections.  Broadband market growth continued to be subdued, but we believe TalkTalk in particular is well positioned at the value end of the market as consumers become increasingly cost-conscious.  Churn at TalkTalk continued to be very low.

Broadband ARPU was up 5% year-on-year at £23.13, reflecting the increasing proportion of TalkTalk customers within the base and continued good penetration of voice services into the AOL base.  We unbundled a further 91,000 customers during the quarter, taking the total unbundled base to 2.1m or 78% of the broadband customer base.

The non-broadband base declined by a further 103,000 customers to 1.2m, in line with plan.  Non-broadband ARPU was up 16% year-on-year to £20.21, as voice prices rose and lower-ARPU dial-up customers became a smaller proportion of the overall base.

B2B revenues were down 5% to £72m as the ongoing decline in premium rate services annualised and the underlying reseller and corporate businesses showed steady trends.

Strategic goals for the year to March 2010

In light of the weaker trading conditions that we expect to continue throughout the coming year, and the uncertainty surrounding all companies in the current market conditions, we are setting out today our key strategic goals for the year to March 2010.

Our historical focus on growth and investment for the long term will remain central to the Group’s plans, but will be underpinned by a more prominent commitment to cost control and cash generation, and improved clarity and transparency for investors.

Our goals, which are outlined below, will be covered in more detail in our annual analysts’ day in April.

Growth

We remain committed to pursuing long term growth opportunities in both our retail and telecoms businesses.  As previously announced, we believe there is an attractive opportunity to build a significant market share in the European consumer electronics market.  We plan to open our first Best Buy branded big box stores in the UK later this year.  In addition, our core mobile phone retailing operations have been evolving rapidly with the changing marketplace.  We will continue to grow market share in the handset market by leveraging our scale and financial strength, and will push further into new markets such as laptops with the roll-out of new format stores such as the Westfield store opened at the end of October 2008.

In the TalkTalk Group, our goal is to grow our broadband market share through the strength of our value proposition and the improving quality of our service.  In addition, we aim to continue to grow ARPU by offering customers flexibility and choice in the services they buy from us.

Costs and cash

We are making cash generation a priority for the business.  Within the TalkTalk Group, highly visible income streams, falling capital expenditure and stable acquisition costs should enable us to generate in excess of £100m of operating free cash flow.  Within Best Buy Europe, we are targeting a figure of £50m (before big box investments), based on an improved focus on working capital management and a reduction in capex in the existing retail business.  In addition, as part of the annual budgeting process taking place over the next few weeks, we will also review our operating cost base and structure in detail, with a view to ensuring it is consistent with anticipated revenue and margin trends in the year ahead.

Structural review

The structural review, announced in November 2008, will be concluded during the year. One of the key objectives of the review is to identify a structure for the businesses within the Group that is best suited to the operational and management needs of the business and provides shareholders with the best clarity and understanding of the underlying operations.  Any change in structure recommended by the structural review is planned to be well underway by March 2010, subject to market conditions.

As part of our aim to improve transparency for shareholders, we will also be reviewing our financial disclosure, with a key goal being to harmonise our approach with that of other companies in our peer group.

Conference call

There will be a conference call for investors and analysts at 9.00 am this morning.   The dial-in number is +44 203 037 9107, with an alternative Freephone number – 1 866 966 5335 - for US callers.  The call will also be broadcast on our website, www.cpwplc.com.  A replay will be available for seven days, for which the dial-in number is +44 20 8196 1998, or 1 866 583 1035 for US callers, and the code is 897311#.

Next trading update

The next trading update will be on 22 April 2009, when we will publish Q4 connections and customer numbers and give further guidance on the full year outcome.

For Further Information

For analyst and institutional enquiries

Peregrine Riviere	+44 7909 907193
Carla Bloom	+44 7891 094542

For media enquiries

Shane Conway	+44 7932 199 659

Anthony Carlisle	+44 7973 611 888
Citigate Dewe Rogerson	+44 20 7638 9571

Operating and Financial Statistics

Revenues

	13 weeks to 27 December 2008			39 weeks to 27 December 2008
£m	2008	2007	% change	2008	2007	% change
Best Buy Europe
UK	488	446	9%	1,267	1,171	8%
France	90	67	33%	198	170	16%
Germany	170	143	19%	455	382	19%
Spain	108	98	11%	301	265	14%
Other	155	139	11%	406	350	16%
Total	1,010	894	13%	2,627	2,337	12%

TalkTalk Group
Business	72	76	(5)%	220	231	(5)%
Residential	275	279	(2)%	824	835	(1)%
Total	347	355	(2)%	1,044	1,066	(2)%

Like for like data

	13 weeks to 27 December 2008		39 weeks to 27 December 2008
	Revenue	Gross Profit	Revenue	Gross Profit

Group	6.5%	3.8%	7.4%	3.1%

Note: LFL calculations now include the performance of internet and other direct retail channels, in line with other retailers

Connections and store numbers

	13 weeks to 27 December 2008			39 weeks to 27 December 2008
000s	2008	2007	% change	2008	2007	% change
Connections*
Subscription	1,338	1,303	3%	3,685	3,342	10%
Pre-pay	2,183	2,150	2%	5,275	5,010	5%
SIM-free	179	155	16%	484	443	9%
Group	3,701	3,608	3%	9,445	8,795	7%

* Excludes Best Buy Mobile

Own stores	2,247	2,207
Franchises	218	216
Total stores	2,465	2,423

Customer bases

	As at 27 December 2008
(000s)	2008	2007	% change

Insurance	2,436	2,405	1%

TPHT base	1,835	1,780	3%
TPHT subscription ARPU (£)	24.83	23.25	7%
UK MVNO base	435	523	(17)%

Broadband base	2,732	2,604	5%
Of which unbundled	2,118	1,598	33%
% unbundled	78%	61%
ARPU	23.13	22.08	5%

Other billed customer base	1,221	1,888	(35)%
ARPU	20.21	17.32	17%